Exhibit 99.1

NEWS RELEASE

Global Power • 400 E Las Colinas Blvd., Suite 400 • Irving, TX 75039

FOR IMMEDIATE RELEASE

Global Power Provides Financial Results for 2015
and Restated Prior Periods

IRVING, Texas, March 15, 2017 — Global Power Equipment Group Inc. (OTC: GLPW) (“Global Power” or the “Company”) today reported its financial results for 2015, restated financial results for prior periods and preliminary 2016 financial result expectations.  The Company also announced the completion of its restatement and the filing of its Annual Report on Form 10-K for 2015 (the “2015 10-K”) with the U.S. Securities and Exchange Commission (“SEC”).  The 2015 10-K includes audited restated consolidated financial statements and related information for 2014 and 2013, and unaudited restated selected financial data for 2012 and 2011.  Reporting of the Company’s 2015 financial results was delayed because of the time it took to complete the restatement and to properly compile and report its 2015 financial results.

Terence J. Cryan, President and CEO of Global Power, commented, “The duration of the restatement was longer than what we had anticipated.  It has been an arduous process and we appreciate the patience of our many stakeholders.  During this time, we have made considerable changes to our organization and added new leadership in key management roles.  We restructured operations, reduced costs and liquidated non-core assets.  Unfortunately, a difficult business climate added to our challenges through this period, particularly due to reduced investments in our energy and industrial end markets.”

2015 Results Compared with Restated 2014 Results

Results in 2015 included the February 2015 acquisition of a portion of the Energy Packaged Power Solutions business acquired from Siemens Industry, Inc. (the “eHouse acquisition”) to provide additional capacity in the strategically-important Houston market for the Electrical Solutions segment.

Revenue

			Variance
($ in thousands)	2015	2014	$	%
		(as restated)
Mechanical Solutions	$122,593	$145,910	(23,317)	(16.0)
Electrical Solutions	93,057	77,280	15,777	20.4
Services	373,353	315,863	57,490	18.2
Consolidated Revenue	$589,003	$539,053	49,950	9.3

•                  The 2015 decline in revenue from Mechanical Solutions was the result of low order volume for inlet systems for utility-scale natural gas turbines in both 2014 and 2015 from two of its major OEM customers.  Sales in this segment were also impacted by $5.4 million of unfavorable foreign currency exchange.  In addition, the segment had $3.9 million of contractual liquidated damages in 2015 due to late deliveries, compared with $1.2 million in 2014.

•                  Electrical Solutions sales growth was the result of greater throughput capacity, which was augmented by $13.4 million of acquired revenue added by the eHouse acquisition.

-MORE-

•                  Services revenue growth was driven by approximately $74.4 million for construction and support services for a new-build nuclear site which was substantially completed in 2015, the benefit of an additional nuclear power facility outage and other incremental projects.  This more than offset $19.0 million lower revenue from the non-renewal of a maintenance and modification contract by

Gross Profit/Margin

			Variance
($ in thousands)	2015	2014	$	%
		(as restated)
Mechanical Solutions	$8,740	$23,141	(14,401)	(62.2)
Gross Margin %	7.1%	15.9%
Electrical Solutions	(985)	4,983	(5,968)	(119.8)
Gross Margin %	(1.1)%	6.4%
Services	44,842	45,210	(368)	(0.8)
Gross Margin %	12.0%	14.3%
Consolidated Gross Profit	$52,597	$73,334	(20,737)	(28.3)
Gross Margin %	8.9%	13.6%

a major customer.

•                  A decision in late 2014 to move to a matrix organizational structure had a significant negative impact on the Company’s Mechanical Solutions and Electrical Solutions segments.  While this initiative was abandoned in the second quarter of 2015, operating performance, orders and backlog in both segments were substantially impacted for the year.

•                  Mechanical Solutions’ 8.8 percentage point decline in gross margin was the result of operational inefficiencies and aggressive pricing together with $3.8 million in losses on contracts in process at year end and $0.5 million of higher warranty expense.

•                  Electrical Solutions had $1.7 million of combined losses on two significant generator enclosure sales and $1.4 million of accrued losses on contracts in process at year end.  Warranty expenses increased $2.8 million.  Operational inefficiencies also contributed to the loss of gross profit.

Operating Expenses

			Variance
($ in thousands)	2015	2014	$	%
		(as restated)
Selling and Marketing Expenses	$12,130	$10,045	2,085	20.8
General and Administrative Expenses	55,086	58,747	(3,661)	(6.2)
Restatement Expenses	14,385	—	14,385	100.0
Impairment Expense	47,755	—	47,755	100.0
Bargain Purchase Gain	(3,168)	—	(3,168)	(100.0)
Depreciation and Amortization Expenses(1)	8,602	8,326	276	3.3
Total Operating Expenses	$134,790	$77,118	57,672	74.8

•                  While Services’ gross profit dollars declined nominally, its gross margin percentage contracted 2.3 percentage points due to unfavorable project mix.  New build nuclear work, special projects and an incremental outage added $7.3 million in gross profit.  This was offset by $7.9 million lower gross profit from a loss on a power plant equipment installation project and the nonrenewal of the maintenance and modification contract previously discussed.

(1)         Excludes depreciation and amortization expense for the years ended December 31, 2015 and 2014 of $2.5 million and $1.6 million, respectively, included in cost of revenue.

•                  Selling and marketing expenses increased in support of business development efforts and from higher bad debt expense.

•                  The reduction in general and administrative expenses was primarily due to lower incentive compensation.

•                  Restatement expenses primarily consisted of fees for legal and accounting services associated with the restatement of the Company’s historical financial results.

•                  The Company recorded an impairment charge associated with goodwill, other indefinite-lived intangibles and fixed assets, primarily as a result of the prolonged decrease in value of the Company’s common stock.  Segment breakdown of the impairment charge follows:

• Mechanical Solutions:	$24.4 million
• Electrical Solutions:	$19.1 million
• Services:	$4.2 million

•                  Excluding unusual 2015 costs related to the restatement process, impairment expense, and a bargain purchase gain on the e-House acquisition, operating expenses declined $1.3 million from $77.1 million in 2014.

Consolidated operating loss for 2015, excluding the unusual costs noted above, was $23.2 million, compared with $3.8 million in 2014.  The greater loss in 2015 was primarily related to lower gross profit discussed earlier in this release.

Non-Operating Items and Net Results

			Variance
($ in thousands, except per share amounts)	2015	2014	$	%
		(as restated)
Interest Expense, Net	$4,484	$1,820	2,664	146.4
Foreign Currency Gain	(1,014)	(65)	(949)	NM
Income Tax (Benefit) Expense	(6,946)	41,661	(48,607)	(116.7)
Net Loss	(78,729)	(47,235)	(31,494)	66.7
Net Loss per Common Share — Diluted	(4.59)	(2.78)	(1.81)	(65.1)

Adjusted EBITDA NOTE 1	(6,854)	9,366	(16,220)	NM

•                  Interest expense reflects the higher average outstanding debt balance in 2015 as well as higher average interest rates.

•                  Higher foreign currency gain was primarily driven by changes in exchange rates of the Euro and Peso relative to the U.S dollar.

•                  The income tax benefit in 2015 was primarily due to a reduction in valuation allowances recorded against deferred tax liabilities created through the 2015 impairments and the bargain purchase gain. Tax expense on a pretax loss for 2014 was primarily due to the recognition of a $44.9 million valuation allowance.

•                  Net loss for 2015 was $4.59 per diluted share compared with $2.78 loss per diluted share in 2014.

•                  Adjusted EBITDA NOTE 1 (consolidated net income before interest expense, net, income tax (benefit) expense, franchise taxes, depreciation and amortization, impairment expense, bargain purchase gain, foreign currency gain, other expense, net, loss from discontinued operations, net of tax, stock-based compensation, restatement expenses and severance), a non-GAAP measure, decreased primarily due to lower gross profit, partially offset by lower general and administrative expenses and higher depreciation and amortization.

Global Power believes that, when used in conjunction with measures prepared in accordance with GAAP, Adjusted EBITDA helps in the understanding of its operating performance.  See Note 1 and the attached tables for additional important disclosures regarding Global Power’s use of Adjusted EBITDA as well as a reconciliation of net loss to Adjusted EBITDA.

Liquidity Update

At the end of February 2017, the Company had $20.3 million in cash, including $14.3 million of restricted cash.  The Company has solely funded its operations since May 2015 with cash from operations and has reduced debt by using proceeds from the sale of non-core assets.  During 2016 and into early 2017, Global Power reduced its outstanding debt balance from $70.0 million at December 31, 2015 to $29.2 million at the end of February 2017.  The following transactions were closed subsequent to the end of 2015 and contributed to the reduction in the debt balance:

•                  In July 2016, TOG Holdings was sold for $4.9 million in net proceeds.

•                  In December 2016, certain U.S. properties were sold for $12.2 million in net proceeds and the facilities were concurrently leased back.

•                  In January 2017, Hetsco was sold for $20.2 million in net proceeds.

In addition, the Company is in the process of selling its manufacturing facility in Mexico and office facility in the Netherlands.

The Company’s existing credit agreement has an extended maturity date of May 15, 2017.   The current amendment also contains new covenants related to the refinancing of its credit facility.  As such, the current primary focus of Global Power’s liquidity plan is the refinancing of its revolving credit facility prior to its maturity on May 15, 2017.  The Company has engaged an investment banking firm to facilitate a process to refinance the revolving credit facility and provide additional debt capacity to fund its ongoing operations.  While the Company currently believes it will be successful in refinancing the revolving credit facility, there is a tight timeframe involved.  As such, there is no assurance that it will be successful in its efforts by May 15, 2017 and a failure to complete the refinancing by such date could have a material adverse effect on Global Power’s business.

Operational and Organizational Enhancements

Mr. Cryan added, “We believe the results of our exhaustive rework of four years of financial statements, the upgrading of operational and financial talent and the ongoing implementation of improved processes, procedures, internal controls and financial oversight should provide for greater confidence in our financial reporting as we move forward.”

Changes Global Power has made in the last two years included:

•                  Added five new independent members to the Board of Directors.

•                  Appointed new executive management, which included a new chief executive officer, chief financial officer and chief accounting officer.

•                  Named new executive leadership for the three major business segments and added a new vice president of internal audit, new business unit controllers, a corporate controller and strengthened accounting and operating functions in the product businesses.

•                  Addressing key processes relating to estimating, project management, engineering, scheduling, and load balancing and improved capabilities through personnel changes, technology enhancements and process improvement initiatives.

•                  Right-sized operations and eliminated over 1,000 positions.  Within the Electrical Solutions segment, the Chattanooga facility was closed.  Within the Mechanical Solutions segment, manufacturing in Mexico was eliminated and operations in Tulsa and Massachusetts were downsized.  Concurrently, the Mechanical Solutions’ European operations were moved into a larger, leased facility to provide capacity needed to meet growing demand.

•                  The Company has substantially improved its on-time delivery and the quality of its product and service offerings to meet and exceed customer expectations.

•                  Global Power is identifying opportunities to diversify markets and customers and increasing emphasis on aftermarket sales.

Preliminary 2016 Financial Result Estimates

Cautionary Note Regarding Preliminary Estimates

All statements in this press release regarding the Company’s preliminary 2016 financial results, including its revenue, Adjusted EBITDA and backlog are forward-looking statements based on the Company’s initial review of its 2016 financial results.

Due to emphasis on the prior-period restatements, the Company has not yet completed its typical quarter- and year-end closing and review processes for any 2016 periods.  The completion of such procedures, final adjustments, and other developments arising between the date of this press release and the time that the Company’s 2016 financial results are issued may cause actual results to differ materially from the estimates set forth below.

The Company’s independent registered public accounting firm has not audited or reviewed the preliminary 2016 estimates.

In addition, the Company previously disclosed that its internal controls over financial reporting were not effective as of December 31, 2015, due to the material weaknesses described in the 2015 10-K, and those material weaknesses have not been remediated as of the date of this press release.  The material weaknesses in the Company’s internal controls significantly increase the risk that the preliminary 2016 information provided herein may need to change.  For additional information about the Company’s internal control over financial reporting, see the 2015 10-K.

In light of the foregoing, there is significant risk that actual 2016 financial results may differ materially from the preliminary estimates contained in this press release.  Investors are cautioned not to place undue reliance on the 2016 guidance.  The preliminary information contained in this press release should not be viewed as a substitute for full financial statements prepared in accordance with generally accepted accounting principles and is not necessarily indicative of the results to be achieved for any periods.

•                  Preliminary 2016 revenue is currently estimated to have decreased by approximately $170 million primarily due to reduced Services revenue resulting from the non-renewal of a maintenance and modification contract and a construction support project for a nuclear reactor that was substantially completed in 2015.

•                  Preliminary 2016 Adjusted EBITDA is currently estimated to be slightly positive, assuming the same types of add-backs and reconciliation items indicated in the attached table for 2015 and 2014.

•                  Preliminary backlog at December 31, 2016 is currently estimated to have decreased by approximately $20 million primarily due to continued declines in Mechanical Solutions’ backlog.

Mr. Cryan concluded, “We are working to win back customers’ confidence and structuring our products businesses to deliver on time, quality products and services.  Overall, we are focused on basic operational and sales improvements which require attention to detail, good decision-making skills, hard work and perseverance.  While we still have much work to do, we believe we are rebuilding our competitive position in our Mechanical and Electrical Solutions segments.  The macro factors underlying the energy and industrial markets we serve continue to support the expectation that there will be increasing future opportunities.  We believe this landscape will enable us to leverage our improved capabilities in order to grow our business.”

Update on 2016 Financial Reporting

The Company expects to provide specifics regarding the timing of the filing of its 2016 financial results by the end of April 2017.

Webcast and Teleconference

As previously announced, Global Power Equipment Group will host a conference call and live webcast on Thursday, March 16, 2017 at 10:00 am CT (11:00 am ET).  A slide presentation that accompanies the discussion on the call will be available on the Company’s website at

www.globalpower.com.  The teleconference can be accessed by dialing 201-493-6781.  Alternatively, the webcast can be monitored at http://ir.globalpower.com/.  A telephonic replay will be available from 1:00 pm CT (2:00 pm ET) on the day of the teleconference until the end of day on March 23, 2017.  To listen to the archived call, dial 412-317-6671 and enter conference ID number13657573.  Alternatively, an archive of the webcast will be available on the Company’s website at http://ir.globalpower.com/.  A transcript of the call will also be posted to the Company’s website, once available.

NOTE 1 — Non-GAAP Financial Measures

In addition to reporting net income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present Adjusted EBITDA (earnings before interest expense, net, income tax (benefit) expense, depreciation and amortization, and unusual gains or charges), which is a non-GAAP measure.  The Company’s management believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare the performance of its core operations from period to period by removing the impact of the capital structure (interest), tangible and intangible asset base (depreciation, amortization and impairment expense), taxes, and unusual gains or charges (bargain purchase gain, foreign currency gain, other expense, net, loss from discontinued operations, net of tax, restatement expenses and severance), which are not always commensurate with the reporting period in which such items are included.  Adjusted EBITDA is not calculated through the application of GAAP and is not the required form of disclosure by the SEC.  As such, it should not be considered as a substitute for the GAAP measure of net income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure.  The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.  See the attached Adjusted EBITDA Reconciliation table on page 13.

About Global Power

Global Power Equipment Group Inc. is a design, engineering and manufacturing firm providing a broad array of equipment and services to the global power infrastructure, energy and process industries.  The Company reports in three operating segments:  The Mechanical Solutions segment (formerly Auxiliary Products) designs, engineers and manufactures a comprehensive portfolio of equipment for utility-scale natural gas turbines.  The Electrical Solutions segment provides custom-configured electrical houses and generator enclosures for a variety of industries.  The Services segment provides lifecycle maintenance, repair, on-site specialty support, outage management, construction and fabrication services for the power generation, industrial, chemical/petrochemical processing, and oil and gas industries.

The Company provides information at its website: www.globalpower.com.

Forward-looking Statement Disclaimer

This press release contains “forward-looking statements” within the meaning of the term set forth in the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements or expectations regarding the Company’s revenue, consolidated Adjusted EBITDA and backlog estimates for fiscal 2016, the timing and the Company’s ability to file its 2016 quarterly and annual reports, regain SEC reporting compliance, identify new sources of debt financing, and related matters. These statements reflect our current views of future events and financial performance and are subject to a number of risks and uncertainties. Our actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Additional risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, decreased demand for new gas turbine power plants, reduced demand for, or increased regulation of, nuclear power, loss of any of our major customers, whether pursuant to the loss of pending or future bids for either new business or an extension of existing business, termination of customer or vendor relationships, cost increases and project cost overruns, unforeseen schedule delays, poor performance by our subcontractors, cancellation of projects, competition for the sale of our products and services, including competitors being awarded business by our customers that had previously been provided by Global Power, shortages in, or increases in prices for, energy and materials such as steel that we use to manufacture our products, damage to our reputation, warranty or product liability claims, increased exposure to environmental or other liabilities, failure to comply with various laws and regulations, failure to attract and retain highly-qualified personnel, loss of customer relationships with critical personnel, effective integration of acquisitions, volatility of our stock price, deterioration or uncertainty of credit markets, changes in the economic, social and political conditions in the United States and other countries in which we operate, including fluctuations in foreign currency exchange rates, the banking environment or monetary policy, and the factors set forth above under the caption “Cautionary Note Regarding Preliminary Estimates.”

Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in our filings with the SEC, including the section of the 2015 10-K titled “Risk Factors.” Any forward-looking statement speaks only as of the date of this press release. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and we caution you not to rely upon them unduly.

Investor Relations Contact:
Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3908
dpawlowski@keiadvisors.com

Financial Tables Follow.

Global Power Equipment Group Inc.

Consolidated Statements of Operations

($ in thousands, except share and per share amounts)

	Year Ended December 31,
	2015	2014
		(as restated)
Mechanical Solutions	$122,593	$145,910
Electrical Solutions	93,057	77,280
Services	373,353	315,863
Total revenue	589,003	539,053

Mechanical Solutions	113,853	122,769
Electrical Solutions	94,042	72,297
Services	328,511	270,653
Cost of revenue	536,406	465,719

Gross profit	52,597	73,334
Gross margin	8.9%	13.6%

Operating expenses:
Selling and marketing expenses	12,130	10,045
General and administrative expenses	55,086	58,747
Restatement expenses	14,385	—
Impairment expenses	47,755	—
Bargain purchase gain	(3,168)	—
Depreciation and amortization expenses(1)	8,602	8,326
Total operating expenses	134,790	77,118
Operating loss	(82,193)	(3,784)
Operating margin	(14.0)%	(0.7)%

Interest expense, net	4,484	1,820
Foreign currency gain	(1,014)	(65)
Other expense, net	12	34
	3,482	1,789
Loss from continuing operations before income tax	(85,675)	(5,573)
Income tax (benefit) expense	(6,946)	41,661
Loss from continuing operations	(78,729)	(47,234)

Loss from discontinued operations, net of tax	—	(1)
Net loss	$(78,729)	$(47,235)

Basic earnings per weighted average common share:
Loss from continuing operations	$(4.59)	$(2.78)
Loss from discontinued operations	—	(0.00)
Net loss per common share - basic	$(4.59)	$(2.78)
Weighted average number of shares of common stock outstanding - basic	17,151,810	17,005,589

Diluted earnings per weighted average common share:
Loss from continuing operations	$(4.59)	$(2.78)
Loss from discontinued operations	—	(0.00)
Net loss per common share - diluted	$(4.59)	$(2.78)
Weighted average number of shares of common stock outstanding - diluted	17,151,810	17,005,589

(1) Excludes depreciation and amortization for the years ended December 31, 2015 and 2014 of $2,470 and $1,609, respectively, included in cost of revenue.

Global Power Equipment Group Inc.

Consolidated Balance Sheets

($ in thousands, except share and per share amounts)

	December 31,
	2015	2014
		(as restated)
Assets
Current assets:
Cash and cash equivalents	$22,239	$8,916
Restricted cash	321	1
Accounts receivable, net of allowance of $1,971 and $1,027, respectively	93,077	115,022
Inventories:
Raw material	6,893	6,930
Finished goods	1,204	1,194
Inventory reserve	(1,798)	(1,186)
Costs and estimated earnings in excess of billings	45,491	53,092
Other current assets	4,608	6,703
Total current assets	172,035	190,672
Property, plant and equipment, net	33,822	22,897
Goodwill	50,319	87,913
Intangible assets, net	44,003	59,070
Other long-term assets	851	1,091
Total assets	$301,030	$361,643
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$16,861	$14,177
Accrued compensation and benefits	15,587	22,386
Billings in excess of costs and estimated earnings	10,098	11,710
Accrued warranties	8,050	6,487
Other current liabilities	28,605	21,330
Total current liabilities	79,201	76,090
Long-term debt	70,000	45,000
Deferred tax liabilities	14,982	21,697
Other long-term liabilities	6,080	6,038
Total liabilities	$170,263	$148,825

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 170,000,000 shares authorized and 18,571,411 and 18,395,472 shares issued, respectively, and 17,261,276 and 17,129,119 shares outstanding, respectively	186	184
Paid-in capital	74,841	71,528
Accumulated other comprehensive loss	(7,618)	(2,543)
Retained earnings	63,371	143,662
Treasury stock, at par (1,310,135 and 1,266,353 common shares, respectively)	(13)	(13)
Total stockholders’ equity	130,767	212,818
Total liabilities and stockholders’ equity	$301,030	$361,643

Global Power Equipment Group Inc.

Consolidated Statements of Cash Flows

($ in thousands)

	Year Ended December 31,
	2015	2014
		(as restated)
Operating activities:
Net loss	$(78,729)	$(47,235)

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Deferred income tax (benefit) provision	(8,670)	39,682
Depreciation and amortization on plant, property and equipment and intangible assets	11,072	9,935
Amortization of deferred financing costs	253	229
Impairment expense	47,755	—
Loss on disposals of equipment	19	752
Bad debt expense	865	364
Gain on bargain purchase	(3,168)	—
Stock-based compensation	3,744	3,081
Changes in operating assets and liabilities, net of businesses acquired and sold:
Decrease (increase) in accounts receivable	20,132	(23,764)
Decrease (increase) in inventories	467	(1,428)
Decrease (increase) in costs and estimated earnings in excess of billings	8,050	(6,331)
Decrease in other current assets	2,600	699
Increase in other assets	(950)	(608)
Increase (decrease) in accounts payable	2,029	(6,864)
Increase in accrued and other liabilities	1,225	21,362
Increase in accrued warranties	1,573	2,739
Decrease in billings in excess of costs and estimated earnings	(1,486)	(3,181)

Net cash provided by (used in) operating activities	6,781	(10,568)

Investing activities:
Acquisitions, net of cash acquired	(7,629)	(725)
Net transfers of restricted cash	(321)	120
Proceeds from sale of equipment	7	171
Purchase of property, plant and equipment	(7,316)	(8,087)

Net cash used in investing activities	(15,259)	(8,521)

Financing activities:
Repurchase of stock-based awards for payment of statutory taxes due on stock-based compensation	(429)	(601)
Debt issuance costs	—	8
Dividends paid	(1,589)	(6,141)
Proceeds from long-term debt	58,000	99,000
Payments of long-term debt	(33,000)	(77,000)

Net cash provided by financing activities	22,982	15,266
Effect of exchange rate changes on cash	(1,181)	(1,200)
Net change in cash and cash equivalents	13,323	(5,023)
Cash and cash equivalents, beginning of year	8,916	13,939

Cash and cash equivalents, end of year	$22,239	$8,916

Global Power Equipment Group Inc.

Segment Data

($ in thousands)

	Year Ended December 31, 2015
	Mechanical Solutions	Electrical Solutions	Services	Corporate	Consolidated
Revenue	$122,593	$93,057	$373,353	$—	$589,003
Gross profit	$8,740	$(985)	$44,842	$—	$52,597
Gross margin	7.1%	(1.1)%	12.0%	0.0%	8.9%
Operating (loss) income	$(32,997)	$(27,542)	$12,217	$(33,871)	$(82,193)
Operating margin	(26.9)%	(29.6)%	3.3%	0.0%	(14.0)%

	Year Ended December 31, 2014
	(as restated)
	Mechanical Solutions	Electrical Solutions	Services	Corporate	Consolidated
Revenue	$145,910	$77,280	$315,863	$—	$539,053
Gross profit	$23,141	$4,983	$45,210	$—	$73,334
Gross margin	15.9%	6.4%	14.3%	0.0%	13.6%
Operating income (loss)	$5,116	$(3,623)	$16,080	$(21,357)	$(3,784)
Operating margin	3.5%	(4.7)%	5.1%	0.0%	(0.7)%

Global Power Equipment Group Inc.

Backlog by Segment

($ in thousands)

	December 31,
	2015	2014
		(as restated)
Mechanical Solutions	62,187	89,932
Electrical Solutions	64,103	63,772
Services	132,671	231,534
Total	$258,961	$385,238

Global Power Equipment Group Inc.

Adjusted EBITDA Reconciliation

($ in thousands)

	Year ended December 31,
	2015	2014
		(as restated)
Net loss	$(78,729)	$(47,235)
Add back:
Interest expense, net	4,484	1,820
Income tax (benefit) expense	(6,946)	41,661
Franchise taxes	301	134
Depreciation and amortization	11,072	9,935
Impairment expense	47,755	—
Bargain purchase gain	(3,168)	—
Foreign currency gain	(1,014)	(65)
Other expense, net	12	34
Loss from discontinued operations, net of tax	—	1
Stock-based compensation	3,744	3,081
Restatement expenses	14,385	—
Severance	1,250	—
Non-GAAP Adjusted EBITDA	$(6,854)	$9,366

Non-GAAP Financial Measure:

Adjusted EBITDA is defined as consolidated net income before interest expense, net, income tax (benefit) expense, franchise taxes, depreciation and amortization, impairment expense, bargain purchase gain, foreign currency gain, other expense, net, loss from discontinued operations, net of tax, stock-based compensation, restatement expenses and severance.  Adjusted EBITDA is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP.  Nevertheless, Global Power believes that providing non-GAAP information such as Adjusted EBITDA is important for investors and other readers of Global Power’s financial statements, as they are used as analytical indicators by Global Power’s management to better understand operating performance.  Global Power’s credit facility also contains ratios based on EBITDA.  Because Adjusted EBITDA is a non-GAAP measure and is thus susceptible to varying calculations, Adjusted EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies.

Global Power Equipment Group Inc.

Financial Restatement Summary

($ in thousands, except per share amounts)

	Year Ended December 31,
	2015	2014	2013

Revenue (as reported)	$589,003	$538,545	$484,218
Revenue (as restated)	—	539,053	465,914
Adjustments	$—	$508	$(18,304)

Gross profit (as reported)	$52,597	$90,830	$85,004
Gross profit (as restated)	—	73,334	80,810
Adjustments	$—	$(17,496)	$(4,194)

Operating (loss) income (as reported)	$(82,193)	$16,589	$12,045
Operating (loss) income (as restated)	—	(3,784)	7,985
Adjustments	$—	$(20,373)	$(4,060)

(Loss) income from continuing operations (as reported)	$(78,729)	$11,150	$11,506
(Loss) income from continuing operations (as restated)	—	(47,234)	9,159
Adjustments	$—	$(58,384)	$(2,347)

(Loss) income from continuing operations per basic share (as reported)	$(4.59)	$0.66	$0.68
(Loss) income from continuing operations per basic share (as restated)	—	$(2.78)	$0.54
Adjustments	$—	$(3.44)	$(0.14)

(Loss) income from continuing operations per diluted share (as reported)	$(4.59)	$0.65	$0.68
(Loss) income from continuing operations per diluted share (as restated)	—	$(2.78)	$0.54
Adjustments	$—	$(3.43)	$(0.14)

Net (loss) income (as reported)	$(78,729)	$11,149	$11,785
Net (loss) income (as restated)	—	(47,235)	9,438
Adjustments	$—	$(58,384)	$(2,347)

Net (loss) income per basic share (as reported)	$(4.59)	$0.66	$0.70
Net (loss) income per basic share (as restated)	—	$(2.78)	$0.56
Adjustments	$—	$(3.44)	$(0.14)

Net (loss) income per diluted share (as reported)	$(4.59)	$0.65	$0.69
Net (loss) income per diluted share (as restated)	—	$(2.78)	$0.55
Adjustments	$—	$(3.43)	$(0.14)

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